Exhibit 99.1

Financial Release

ARCTIC CAT REPORTS RECORD EPS IN FISCAL 2013 THIRD QUARTER

Quarterly EPS increased 41 percent to record $1.30 versus $0.92 in prior-year quarter;

Net sales up 5 percent in quarter to $218.0 million on strong North American ATV/side-by-side sales;

Company reports record year-to-date net earnings and earnings per diluted share;

Raising full-year earnings outlook for fiscal 2013

MINNEAPOLIS—(BUSINESS WIRE)—Jan. 24, 2013— Arctic Cat Inc. (NASDAQ:ACAT) today reported record earnings per diluted share of $1.30 on net earnings of $17.9 million for the fiscal 2013 third quarter ended December 31, 2012, compared to prior-year earnings per diluted share of $0.92 on net earnings of $17.0 million. Net sales in the fiscal 2013 third quarter increased 5 percent to $218.0 million versus net sales of $207.0 million in the same quarter last year.

“We are very pleased to report record earnings per share and increased sales in our third quarter, compared to a strong prior-year quarter of double-digit sales and earnings gains,” said Claude Jordan, Arctic Cat’s chairman and chief executive officer. “The company’s results are in line with our expectations for continued top- and bottom-line growth. During the fiscal third quarter, we made further progress on our growth strategy to enter new market segments by introducing two new Wildcat™ pure sport side-by-sides that will begin shipping during the fiscal fourth quarter. These included our first four-seat Wildcat model and a high-performance, 90-plus horsepower Wildcat 1000 X model. We now have four models in our Wildcat line, all of which we launched in the past 13 months.”

Among the highlights of Arctic Cat’s fiscal 2013 third quarter financial results versus the prior-year quarter:

•	Net sales grew 5 percent, chiefly fueled by North American sales of Wildcat and Prowler side-by-sides, and all-terrain vehicles (ATVs);

•	Global ATV and side-by-side business increased sales by 28 percent;

•	Earnings per diluted share rose 41 percent to a record high, driven by improved earnings and a lower share count;

•	Gross margins improved 22 basis points, due to higher volumes;

•	Operating profit rose 5.7 percent;

•	Cash increased 26.6 percent to $96.6 million; and

•	The company had no long-term debt.

For the nine months ended December 31, 2012, Arctic Cat reported the highest net earnings and earnings per diluted share in the company’s history. Year-to-date earnings per diluted share rose 68 percent to a record $3.25 on record net earnings of $44.8 million, compared to prior-year earnings per diluted share of $1.94 on net earnings of $36.1 million. The company’s year-to-date net sales increased 15 percent to $558.4 million versus net sales of $486.8 million in the first nine months last year.

Business Line Results

Sales in Arctic Cat’s all-terrain vehicle (ATV)/side-by-side business rose 28 percent to $69.6 million, up from $54.4 million in the same period last year. The increase was primarily due to strong global demand from dealers and distributors for the Wildcat side-by-side. Year-to-date ATV/side-by-side sales grew 40 percent to $212.2 million compared to $151.1 million in the first nine months of fiscal 2012.

“Sales of Wildcat side-by-sides met our high expectations for the third quarter and year to date,” said Jordan. “We remain pleased with consumer and dealer enthusiasm for the Wildcat, and anticipate growing revenue contributions from our expanding Wildcat line.”

Arctic Cat’s ATV/side-by-side business rose to 38 percent of consolidated sales year-to-date, up from 31 percent of consolidated sales in the same period last year. “As part of our overall growth strategy, we are focused on further increasing our ATV/side-by-side business as a percent of Arctic Cat’s total sales going forward, driven by innovative product launches in this market segment,” said Jordan. “We continued to advance this goal with our recent launch of two new Wildcat models. In addition, we have a robust new product pipeline for future growth.”

Arctic Cat’s snowmobile sales in the fiscal 2013 third quarter were down 2 percent to $122.4 million from $125.2 million in the prior-year quarter. Year-to-date snowmobile sales increased 5 percent to $269.0 million, up from $257.3 million in the same period last year, led by growth in Canada and other international markets.”

Commented Jordan: “We anticipated that this would be a tough quarterly comparison for our snowmobile sales, as we are up against strong snowmobile sales in the year-ago quarter. Last year, we unveiled the largest new snowmobile introduction in the company’s history, with 23 all-new models representing 75 percent of our offerings.”

Arctic Cat’s new 2013 model year snowmobiles have received industry awards as the Best High Performance for the F800 Sno Pro RR (race-replica) and Best Crossover for the CrossTour 1100 Turbo. The company’s 2013 model year snowmobiles are built on its new ProCross™ performance and ProClimb™ mountain chassis platforms, both of which offer innovative suspension, drive and braking technologies.

Arctic Cat is committed to investing in research and development across its product lines, in order to remain an industry innovation leader and in anticipation of manufacturing its own snowmobile engines.

Sales of parts, garments and accessories (PG&A) in the fiscal 2013 third quarter were down 5 percent to $26.0 million versus $27.4 million in the prior-year quarter. An increase in Wildcat parts and accessories sales in the fiscal 2013 third quarter was not sufficient to offset a decline in snowmobile garment sales, due to lower than expected early season snowfall. Year-to-date PG&A sales totaled $77.1 million, down 2 percent from $78.4 million in the year-ago period. For the fiscal 2013 full year, Arctic Cat continues to anticipate increased PG&A sales of 1 percent to 3 percent.

Company Raises Fiscal 2013 Earnings Outlook

“We remain on track to deliver the highest net earnings in Arctic Cat’s 50-year history for the fiscal 2013 full year,” said Jordan. “We expect to continue generating higher revenue and earnings by developing innovative new products and entering new market segments. Our strategies are working and we are raising our full-year earnings guidance.”

In fiscal 2013, Arctic Cat anticipates continued gains in its ATV/side-by-side business, fueled by the growth potential for the Wildcat and Prowler side-by-side offerings, and many exciting new products being developed. Additionally, the company remains focused on further enhancing profitability through operational efficiencies and cost controls.

Arctic Cat’s fiscal 2013 outlook includes the following assumptions versus the prior fiscal year: ATV North America industry retail sales flat to up 5 percent; side-by-side North America industry retail sales up 10 to 20 percent; snowmobile North America industry retail sales down 2 percent to up 2 percent; Arctic Cat dealer inventories flat to up 5 percent; operating expense levels that are down slightly as a percent of sales; and increasing cash flow from operations. The company expects gross margins to improve between 20 and 60 basis points in fiscal 2013.

For the fiscal year ending March 31, 2013, Arctic Cat now estimates that fiscal 2013 earnings per diluted share will be in the range of $2.75 to $2.85, an increase of 60 percent to 66 percent compared to fiscal 2012. Previously, the company estimated fiscal 2013 earnings of $2.65 to $2.75 per diluted share. The company continues to anticipate sales for the full 2013 fiscal year in the range of $664 million to $684 million, an increase of approximately 13 percent to 17 percent versus fiscal 2012.

Board Additions

Arctic Cat added two new members to its board of directors in the fiscal 2013 third quarter. Joe Puishys is president and CEO of Apogee Enterprises and Stan Askren is chairman and CEO of HNI Corporation. Arctic Cat now has eight members on its board of directors, the majority of whom are independent.

“We look forward to benefiting from their insights, as we pursue continued growth and enhanced operational efficiency,” said Jordan.

Conference Call

Arctic Cat will host a conference call to discuss the fiscal 2013 third quarter results today, January 24, 2013, at 9:30 a.m. CT (10:30 a.m. ET). To listen to the live call, dial toll-free 1-877-941-0843. The live webcast and replay also may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through January 31, 2013, by dialing 1-800-406-7325, pass code: 4592024.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2013 outlook. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net Sales
Snowmobile & ATV Units	$191,986	$179,659	$481,213	$408,378
Parts, Garments & Accessories	26,030	27,363	77,144	78,403
Total Net Sales	218,016	207,022	558,357	486,781
Cost of Goods Sold
Snowmobile & ATV Units	150,177	142,541	371,733	320,513
Parts, Garments & Accessories	17,041	16,704	49,317	47,067
Total Cost of Goods Sold	167,218	159,245	421,050	367,580
Gross Profit	50,798	47,777	137,307	119,201
Operating Expenses
Selling & Marketing	10,041	10,186	28,866	28,431
Research & Development	5,084	4,773	14,429	12,596
General & Administrative	8,002	6,635	24,467	22,664
Total Operating Expenses	23,127	21,594	67,762	63,691
Operating Profit	27,671	26,183	69,545	55,510
Other Income (Expense)
Interest Income	10	23	27	68
Interest Expense	(2)	(1)	(84)	(7)
Total Other Income (Expense)	8	22	(57)	61
Earnings Before Income Taxes	27,679	26,205	69,488	55,571
Income Taxes	9,826	9,177	24,668	19,455
Net Earnings	$17,853	$17,028	$44,820	$36,116
Net Earnings Per Share
Basic	$1.35	$0.96	$3.41	$2.00
Diluted	$1.30	$0.92	$3.25	$1.94

Weighted Average Shares Outstanding:
Basic	13,220	17,721	13,144	18,054
Diluted	13,684	18,489	13,796	18,633

	December 31,
	2012	2011
Selected Balance Sheet Data:
Cash and Short-term Investments	$96,621	$76,296
Accounts Receivable, net	50,769	52,187
Inventories	97,027	87,867
Total Assets	308,189	279,207
Short-term Bank Borrowings	0	0
Total Current Liabilities	125,061	134,894
Long-term Debt	0	0
Shareholders’ Equity	179,733	142,227

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
Product Line Data:	2012	2011	Change	2012	2011	Change
Snowmobiles	$122,425	$125,227	-2%	$269,011	$257,258	5%
All-Terrain Vehicles	69,561	54,432	28%	212,202	151,120	40%
Parts, Garments & Accessories	26,030	27,363	-5%	77,144	78,403	-2%
Total Sales	$218,016	$207,022	5%	$558,357	$486,781	15%

Source: Arctic Cat Inc.

Arctic Cat Inc.

Timothy C. Delmore, 763-354-1800

Chief Financial Officer

or

Padilla Speer Beardsley Inc.

Shawn Brumbaugh, 612-455-1754

sbrumbaugh@padillaspeer.com